Exhibit 99.1

International Shipholding Corporation Board of Directors Vote to Form Special Committee to Evaluate Offer

MOBILE, Ala.--(BUSINESS WIRE)--On September 10, 2008, the Board of Directors of International Shipholding Corporation (“the Company”) unanimously voted to form a Special Committee comprised of independent directors of the Board. The Special Committee will review and evaluate the September 02, 2008, proposal from Projection LLC, a wholly owned subsidiary of Liberty Shipping Group LLC, and make a recommendation to the full Board regarding the proposal. The Special Committee will appoint its own independent legal and financial advisors.

International Shipholding Corporation (NYSE: ISH), through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

CONTACT:
International Shipholding Corporation
Manny Estrada, 251-243-9082
Vice President and Chief Financial Officer
estradmg@intship.com